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Exhibit 10.2

SECOND AMENDMENT
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

        THIS SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Second Amendment") is entered into and effective as of August 15, 2002 by and among, on the one hand, F.A.O., Inc., a California corporation, FAO Schwarz, Inc., a Delaware corporation, and ZB Company, Inc., a Delaware corporation (collectively, "Borrowers"), and, on the other hand, the financial institutions from time to time party to the Loan Agreement referred to below (collectively, the "Lenders" and each individually, a "Lender") and Wells Fargo Retail Finance, LLC, as agent for the Lenders (in such capacity, "Agent").

RECITALS

        Borrowers, Agent and Lenders have entered into the Amended and Restated Loan and Security Agreement dated as of April 30, 2002, as amended by the First Amendment to Amended and Restated Loan and Security Agreement dated as of May 31, 2002 (as so amended, as amended hereby and as further amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement") pursuant to which Lenders and Agent have agreed to make certain revolving credit advances and provide other financial accommodations to Borrowers. Borrowers have requested certain amendments to the Loan Agreement. Agent and Lenders are willing to amend the Loan Agreement on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties signatory hereto agree as follows.

        1.    Definitions.    Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Loan Agreement.

        2.    Amendments to the Loan Agreement.

          (a)  Section 1.1 of the Loan Agreement is hereby amended

            (i)    first, by inserting the following new defined terms in the proper alphabetical order:

              "Availability Letter of Credit" means a letter or letters of credit in Agent's possession in form and substance satisfactory to Agent in Agent's Discretion in the amount of $10,500,000 naming Agent as beneficiary and with an expiry date of no earlier than November 8, 2002; provided, that, after giving prior written notice to Agent, Borrowers may increase, or caused to be increased, the amount of the Availability Letter of Credit to up to $13,000,000.

              "Second Amendment" means the Second Amendment to Loan and Security Agreement dated as of August 15, 2002 by and among Borrowers, Agent and Lenders.

              "Kayne Credit Support Indebtedness" means Indebtedness owing by Borrowers to Kayne Anderson Capital Advisors, L.P., as agent, and Fortune Twenty-Fifth, Inc. under the Equipment Notes dated as of August 15, 2002 issued by Borrowers to Kayne Anderson Capital Advisors, L.P., as agent, and Fortune Twenty-Fifth, Inc. in the aggregate principal amount of the face amount of the Availability Letter of Credit.

              "Kayne Intercreditor Agreement" means an Intercreditor Agreement in form and substance reasonably satisfactory to Agent duly executed and delivered by Kayne Anderson Capital Advisors, L.P. ("KACA"), Fortune Twenty-Fifth, Inc., and each Borrower, together with copies of the promissory notes executed and delivered by Borrowers to each of KACA and Fortune Twenty-Fifth, Inc.

            (ii)  second, by inserting the words ", including the Kayne Credit Support Indebtedness," after the words "means Indebtedness" in the definition of the term "Equipment Financing Indebtedness"; and

            (iii)  third, by inserting the words ", the Second Amendment, the Availability Letter of Credit, Kayne Intercreditor Agreement" after the words "means this Agreement," in the definition of the term "Loan Documents".

          (b)  Section 2.1(a)(x)(ii) of the Loan Agreement is hereby amended and restated in its entirety as follows:

            "(ii) an amount equal to the sum of (A) (I) during the calendar months of May through August 2002, 87.5% of the Net Retail Liquidation Value and (II) at all other times, 85% of the Net Retail Liquidation Value plus (B) the lesser of (I) 75% of Eligible Credit Card Accounts or (II) $7,500,000, less the amount of the Dilution Reserve plus (C) 85% of the Net Liquidation Percentage times the undrawn amount of undrawn Inventory Letters of Credit plus (D) until November 1, 2002 only, one hundred percent (100%) of the undrawn amount of the Availability Letter of Credit; or,"

          (c)  Section 7.11 of the Loan Agreement is hereby amended and restated in its entirety as follows:

            "7.11.    Restricted Payments and Distributions.

            (a)  Except as set forth in the Business Plan and subject to Sections 7.8(c), 7.11 (b) and 7.11(c), make any Restricted Junior Payment other than a payment with respect to the Vendex Indebtedness, the Athanor Note or the Kayne Credit Support Indebtedness; or

            (b)  Make any payment of principal and/ or interest in respect of the Vendex Indebtedness if any Default or Event of Default has occurred or is continuing or would be caused by such payment.

            (c)  Make any payment of principal and/ or interest in respect of the Kayne Credit Support Indebtedness if any Default or Event of Default has occurred and is continuing or to the extent the making of such a payment would cause a Default or Event of Default."

          (d)  Section 9.1 of the Loan Agreement is hereby amended first by deleting the word "and" immediately following the semicolon in subsection (p), second by deleting the period at the end of subsection (q) and inserting "; and" in lieu thereof, and third by adding the following new subsection (r):

            "(r) In the case of an Event of Default under Item A of Schedule 7.21(a) (Minimum Availability), Agent may draw upon the Availability Letter of Credit."

        3.    Conditions Precedent to Second Amendment.    The satisfaction of each of the following, unless waived or deferred by Agent in its sole discretion or, in the case of subsection (b) below, by the Required Lenders or all of the Lenders, as applicable, shall constitute conditions precedent to the effectiveness of this Second Amendment and each and every provision hereof:

          (a)  The representations and warranties in this Second Amendment, the Loan Agreement as amended by this Second Amendment, and the other Loan Documents shall be true and correct in all respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date);

          (b)  No Event of Default shall have occurred and be continuing on the date hereof, nor shall result from the consummation of the transactions contemplated herein;

          (c)  No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against any Borrower or Agent;

          (d)  Agent shall have received the Kayne Intercreditor Agreement;

          (e)  Agent shall have received the Availability Letter of Credit;

          (f)    Agent shall have received a Second Amendment fee of $25,000 from Borrowers (to be shared pro rata with the Lenders signatory hereto); and

          (g)  Agent shall have received payment in full of its out-of-pocket expenses (including reasonable attorneys' fees and expenses) incurred in connection with the Loan Agreement and this Second Amendment.

        4.    Representations and Warranties.    Each Borrower hereby represents and warrants to Agent that (a) the execution, delivery, and performance of this Second Amendment and of the Loan Agreement are within such Borrower's corporate powers, have been duly authorized by all necessary corporate action, and are not in contravention of any law, rule, or regulation, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or governmental authority, or of the terms of its charter or bylaws, or of any contract or undertaking to which it is a party or by which any of its properties may be bound or affected, (b) this Second Amendment and the Loan Agreement constitute such Borrower's legal, valid, and binding obligation, enforceable against such Borrower in accordance with its terms, and (c) this Second Amendment has been duly executed and delivered by such Borrower.

        5.    Choice of Law.    The validity of this Second Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

        6.    Counterparts; Telefacsimile Execution.    This Second Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Second Amendment by telefacsimile shall be as effective as delivery of a manually executed counterpart of this Second Amendment. Any party delivering an executed counterpart of this Second Amendment by telefacsimile also shall deliver a manually executed counterpart of this Second Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Second Amendment.

        7.    Effect on Loan Agreement.    The Loan Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. The execution, delivery, and performance of this Second Amendment shall not operate as a waiver of or, except as expressly set forth herein, as an amendment of, any right, power, or remedy of the Agent under the Loan Agreement, as in effect prior to the date hereof.

        8.    Further Assurances.    Each Borrower shall execute and deliver all agreements, documents, and instruments, in form and substance satisfactory to Agent, and take all actions as Agent may reasonably request from time to time, to perfect and maintain the perfection and priority of the security interest in the Collateral held by Agent and to fully consummate the transactions contemplated under this Second Amendment and the Loan Agreement, as amended by this Second Amendment.

        9.    Miscellaneous.

          (a)  Upon and after the effectiveness of this Second Amendment, each reference in the Loan Agreement to "this Agreement", "hereunder", "herein", "hereof" or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to "the Loan Agreement", "thereunder", "therein", "thereof" or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.

          (b)  The Loan Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrowers to Agent.

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        IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Loan and Security Agreement to be executed as of the date first above written.

ZB COMPANY, INC.
By:	/s/ RAYMOND P. SPRINGER Raymond P. Springer, Executive Vice President
F.A.O., INC.
By:	/s/ RAYMOND P. SPRINGER Raymond P. Springer, Executive Vice President
FAO SCHWARZ, INC.
By:	/s/ RAYMOND P. SPRINGER Raymond P. Springer, Executive Vice President
LENDERS:
WELLS FARGO RETAIL FINANCE, LLC, as Agent and a Lender
By:	/s/ PATRICK J. NORTON Patrick J. Norton, Vice President
ORIX FINANCIAL SERVICES, INC.
By:	/s/ THOMAS WATSON Thomas Watson, Vice President

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  Exhibit 10.2